The May Department Stores Company to Acquire ZCMI, Giving May a First-Time Presence in Salt Lake City

ST. LOUIS and SALT LAKE CITY, October 15, 1999 -- The May Department Stores Company (NYSE: MAY) and Zions Co-operative Mercantile Institution (OTC Bulletin Board: ZNCO: ZCMI) announced today that May Company has signed a definitive merger agreement with ZCMI, based in Salt Lake City. ZCMI operates 14 stores in Utah and Idaho with 1998 sales of $238 million. The acquisition, subject to ZCMI shareholder and regulatory approval and other standard conditions, will give May Company a significant first-time presence in the greater Salt Lake City region.

ZCMI will continue to operate under its present management and name during an initial transition period, after which May plans for its Meier & Frank division to operate the ZCMI stores. Headquartered in Portland, Ore., Meier & Frank is led by President and Chief Executive Officer Richard A. Maloney and Chairman Brian L. Keck.

Under the merger agreement, shareholders of ZCMI will receive shares of May common stock equivalent to $22.50 for each share of ZCMI for a total of about $52 million. This represents about 1.4 million May shares that May plans to repurchase as an addition to the 1999 $500 million stock repurchase program the company previously announced. The transaction will not have a material impact on May's 1999 earnings.

May has also entered into agreements with Richard H. Madsen, ZCMI's chief executive officer, with Patricia Madsen, a member of the Board of Directors of ZCMI, and with ZCMI Reserve Trust (ZRT), a charitable trust of The Church of Jesus Christ of Latter-day Saints, granting May irrevocable proxies to vote 53.5% of the outstanding shares of ZCMI in favor of the merger and rights to purchase the shares.

In making the announcement, Gene S. Kahn, president and chief executive officer of The May Department Stores Company, said, "We are very pleased that we will soon add ZCMI to May's group of 11 regional, quality department store franchises. This represents an excellent opportunity for May to enter the vibrant Salt Lake City market by adding stores that are already well-established and enjoy an excellent share of the market. We look forward to working with ZCMI's associates to continue its tradition of offering quality merchandise, excellent value, and strong customer service."

"May Company has an outstanding record for operating strong, compelling regional department stores," said Richard Madsen, CEO of ZCMI. "We are pleased to merge with May, and the Board of Directors of ZCMI believes the merger represents an excellent opportunity for our shareholders, customers, associates, and community."

The trustees of ZRT issued the following statement: "We support the merger completely. Although The Church of Jesus Christ of Latter-day Saints will no longer be associated with ZCMI, the May Company enjoys an excellent reputation in its business, associate relations, and community activities."

ZCMI store executives and sales associates will be offered continued employment and will be given credit in employee benefit plans for their years of service with ZCMI. May will interview other ZCMI executives for possible placement with May.

Meier & Frank, which operates eight stores in Oregon and Washington, had 1998 sales of just under $400 million.

The May Department Stores Company, with sales of $13.1 billion in 1998, is one of the largest retailers in the country, operating 402 department stores in 33 states. Year-to-date, May has opened 10 new department stores, with plans to open eight more before mid-November. May's department store divisions and their headquarters are Lord & Taylor in New York; Hecht's in Washington, D.C., also operating as Strawbridge's in Philadelphia; Foley's in Houston; Robinsons-May in Los Angeles; Kaufmann's in Pittsburgh; Filene's in Boston; Famous-Barr in St. Louis, also operating as L.S. Ayres in Indianapolis and The Jones Store in Kansas City; and Meier & Frank in Portland, Ore.

ZCMI STORES
ZCMI Center, Salt Lake City
Cottonwood Mall, Salt Lake City
South Towne Center, Salt Lake City
Valley Fair Shopping Center, Salt Lake City
Fashion Place, Salt Lake City
Foothill Village Shopping Center, Salt Lake City
Ogden City Mall, Ogden, Utah
Layton Hills Mall, Layton, Utah
University Mall, Orem, Utah
Cache Mall, Logan, Utah
Red Cliffs Mall, St. George, Utah
Downtown, St. George, Utah
Grand Teton, Idaho Falls, Idaho
Pine Ridge Mall, Pocatello, Idaho